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                                   Exhibit 12

                                MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In millions, except for ratio amount)
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
                                                   Year Ended December 31,
                                     --------------------------------------------------
                                       1994       1995       1996      1997       1998
                                     -------    -------    -------   -------    -------
Income Before Change in
  Accounting Principle ...........   $ 1,759    $ 2,376    $ 2,964   $ 3,272    $ 1,704
Add:
  Income taxes ...................     1,919      2,015      3,147     3,093      1,356
  Portion of rents representative
    of interest factor ...........       340        368        376       346        317
  Interest and amortization
    of debt discount expense .....       461        467        455       428        451
  Earnings less (greater)
    than dividends from
    equity affiliates ............       (40)       (51)       153       (59)       329
                                     -------    -------    -------   -------    -------
Income as Adjusted ...............   $ 4,439    $ 5,175    $ 7,095   $ 7,080    $ 4,157
                                     =======    =======    =======   =======    =======

Fixed Charges:
  Interest and amortization
    of debt discount expense .....   $   461    $   467    $   455   $   428    $   451
  Capitalized interest ...........        37         47         78       101         74
  Portion of rents representative
    of interest factor ...........       340        368        376       346        317
                                     -------    -------    -------   -------    -------
Total Fixed Charges ..............   $   838    $   882    $   909   $   875    $   842
                                     =======    =======    =======   =======    =======

Ratio of Earnings to Fixed Charges       5.3        5.9        7.8       8.1        4.9
                                     =======    =======    =======   =======    =======

For the years ended December 31, 1994, 1995, 1996, 1997, and 1998, Fixed Charges exclude $37 million, $28 million, $24 million, $29 million and $25 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.

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Mobil                              - 29 -